BALDWIN PIANO & ORGAN COMPANY
SECOND QUARTER REPORT - 1994
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TO OUR STOCKHOLDERS

August 1, 1994

Net sales for the three months ended June 30, 1994, increased 5% to $28,076,000 from $26,776,000 in the corresponding period in 1993.
Piano and wood product sales increased $2,800,000, partially offset by lower electronic contract manufacturing sales. Net earnings for the three months ended June 30, 1994, decreased 41% to $673,000 from $1,150,000 for the three months ended June 30, 1993. Net earnings per share for the three months ended June 30, 1994, decreased 41% to $.20 from $.34 for the second quarter of 1993. The decrease in Baldwin's second quarter 1994 net earnings and net earnings per share was a result of reduced electronic contract manufacturing sales and a reduction, during 1994, in the gross margin in this segment of the Company's operation. Additionally, the second quarter of 1993 includes net earnings of $180,000 ($.05 per share) related to an insurance settlement partially offset by expenses related to a proposed acquisition of Baldwin.

As of January 1, 1993, the Company adopted the provisions of Statements of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" and No. 112, "Employers' Accounting for Postemployment Benefits," resulting in a decrease in net earnings of $1,604,000 and a decrease in net earnings per share of $.47 for the six months ended June 30, 1993.

For the six months ended June 30, 1994, net sales decreased 2% to $53,648,000 from $54,849,000 last year. Net earnings before cumulative effects of changes in accounting principles decreased 42% to $1,378,000 for the six months ended June 30, 1994 from $2,367,000 for the six months ended June 30, 1993. Net earnings per share before cumulative effects of changes in accounting principles decreased 43% to $.40 from $.70 for the first six months of 1993. The decrease in Baldwin's net earnings and net earnings per share, before cumulative effects of changes in accounting principles, for the six months ended June 30, 1994, was primarily a result of reduced piano and electronic contracting sales and lower gross margin on electronic contracting sales during 1994.

R.S. HARRISON, Chief Executive Officer and President
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

CONSOLIDATED SUMMARY OF EARNINGS (Unaudited)
(in thousands, except earnings per share)
                                                    Three Months Ended      Six Months Ended      Twelve Months Ended
                                                         June 30,               June 30,               June 30,
                                                    ------------------     ------------------      ------------------
                                                        1994      1993         1994      1993          1994      1993
- - ---------------------------------------------       ------------------     ------------------      ------------------
Net sales                                           $ 28,076  $ 26,776     $ 53,648  $ 54,849      $119,456  $112,523
Cost of goods sold                                    21,387    20,261       40,724    41,501        89,194    82,725
- - ---------------------------------------------       ------------------     ------------------      ------------------
        Gross profit                                   6,689     6,515       12,924    13,348        30,262    29,798
Income on the sale of installment receivables          1,252     1,445        2,641     2,856         5,531     5,459
Interest income on installment receivables               149       116          271       231           483       401
Other operating income                                   749     1,136        1,525     2,010         3,046     3,816
Selling, general and administrative expenses          (7,284)   (6,821)     (14,240)  (13,580)      (28,550)  (27,210)
Interest expense                                        (462)     (584)        (859)   (1,105)       (1,986)   (2,416)
- - ---------------------------------------------       ------------------     ------------------      ------------------
        Earnings before income taxes and
          cumulative effects of changes in
          accounting principles                        1,093     1,807        2,262     3,760         8,786     9,848
Income taxes                                             420       657          884     1,393         3,611     3,827
- - ---------------------------------------------       ------------------     ------------------      ------------------
        Earnings before cumulative effects of
          changes in accounting principles               673     1,150        1,378     2,367         5,175     6,021
Cumulative effects of changes in accounting
  for postretirement and postemployment
  benefits                                                 -         -            -    (1,604)            -    (1,604)
- - ---------------------------------------------       ------------------     ------------------      ------------------
        Net earnings                                $    673  $  1,150     $  1,378   $   763      $   5,175 $  4,417
=============================================       ==================     ==================      ==================
Earnings per share:
        Before cumulative effects of changes in
          accounting principles                     $    .20  $    .34     $    .40   $   .70      $    1.52 $   1.77
        Cumulative effects of changes in
          accounting for postretirement and
          postemployment benefits                          -        -             -      (.47)             -     (.47)
- - ---------------------------------------------       ------------------     ------------------      ------------------
Net earnings per share                              $    .20  $    .34     $    .40   $   .23      $    1.52 $   1.30
=============================================       ==================     ==================      ==================
Average number of shares outstanding (000)             3,415     3,405        3,415     3,402          3,415    3,401
=============================================       ==================     ==================      ==================

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
CONSOLIDATED SUMMARY BALANCE SHEETS (Unaudited)
(in thousands)
                                                                June 30,
                                                         --------------------
                                                         1994          1993
- - -----------------------------------------------------------------------------
ASSETS
        Trade receivables, net                        $  5,687       $  6,855
        Installment receivables, net                     4,709          1,355
        Inventories                                     54,391         50,267
        Other current assets                             6,182          7,681
- - -----------------------------------------------------------------------------
                Total current assets                    70,969         66,158
        Installment receivables, less current portion    7,357          6,930
        Property, plant and equipment, net              13,754         13,751
        Other assets                                     5,917          7,091
- - -----------------------------------------------------------------------------
                TOTAL ASSETS                          $ 97,997       $ 93,930
=============================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
        Current portion of long-term debt             $ 19,981       $ 28,510
        Other current liabilities                       13,578          9,695
- - -----------------------------------------------------------------------------
                Total current liabilities               33,559         38,205
        Long-term debt, less current portion             5,000            235
        Other liabilities                                8,250          7,801
        Stockholders' equity                            51,188         47,689
- - -----------------------------------------------------------------------------
                TOTAL LIABILITIES AND
                STOCKHOLDERS' EQUITY                  $ 97,997       $ 93,930
=============================================================================

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BUSINESSES
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MANUFACTURING

Pianos and electronic keyboards
Actions, cabinets, pinblocks, bridges, cables, keys, etc. for piano and organ industry
Printed circuit boards and electro-mechanical assemblies
        for manufacturers outside music industry
Grandfather Clocks
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RETAILING

Company owned outlets in Atlanta, Chicago, Cincinnati, Indianapolis,
        Lexington and Louisville
Independent keyboard dealers (1,100)
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FINANCING

Consumer installment financing and dealer consignment
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HOME OFFICE

422 Wards Corner Road, Loveland, OH 45140, (513)576-4500
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MANUFACTURING LOCATIONS

Conway, Fayetteville and Trumann, Arkansas
Greenwood, Mississippi
Juarez, Mexico
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REGISTRAR AND TRANSFER AGENT

The Provident Bank, One East Fourth Street
        Cincinnati, OH 45202
Baldwin Piano & Organ Company common stock is traded on The Nasdaq National Market; Symbol: BPAO

<PHOTO>
Baldwin Artist Grand
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